UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2006

AGILE SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119-1200

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(408) 284-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 26, 2006, Agile Software Corporation, a Delaware corporation (the “Company”), announced an update on the on-going review of the Company’s stock option grant practices and related accounting issues. The review is being conducted by a Special Committee of the Company’s Board of Directors, consisting of an independent director (the “Special Committee”), with the assistance of independent outside legal counsel.

At this time, the Special Committee has not completed its work, nor has it reached final conclusions. However, the Special Committee has reached a conclusion that incorrect measurement dates for certain stock option grants were used for financial accounting purposes. Accordingly, the Company expects to recognize non-cash, pre-tax, charges for stock-based compensation expense for the affected periods. As such, stock-based compensation charges would have the effect of decreasing income from operations (or increasing the loss from operations), decreasing net income (or increasing net loss) and decreasing retained earnings figures contained in the Company’s historical financial statements. The Company does not expect that any additional non-cash, stock-based compensation expense recorded will affect the Company’s previously reported cash positions or revenues. The Company is not yet able to determine the final amount of such charges, the resulting tax and accounting impact of these actions, or the impact of the review on management’s assessment of internal control over financial reporting. However, the Company expects that the effects of the charges on previously reported financial statements for certain periods will be material.

As a result, on October 23, 2006, the Audit Committee and management of the Company, after reviewing information provided by the Special Committee, concluded that the Company will need to restate certain annual and interim consolidated financial statements for fiscal 2000 and later. Although the Company has not yet concluded which specific periods may require restatement, the Audit Committee has further concluded that the Company’s previously issued financial statements should no longer be relied upon. The Special Committee has discussed this matter with PricewaterhouseCoopers LLP, the Company’s registered independent public accounting firm.

As soon as practicable following the completion of the internal investigation and the review of conclusions of the Special Committee by the Company and its external auditors, the Company intends to become current on the filing of its periodic reports required under the Securities Exchange Act of 1934, as amended.

The Company issued a press release concerning this matter on October 26, 2006, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 8.01. Other Events

As announced on August 1, 2006, the Company received a Nasdaq Staff Determination that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its annual report on Form 10-K for the year ended April 30, 2006 and, therefore, that its securities are subject to delisting from the Nasdaq Global Market. On August 8, 2006, the Company requested a hearing with Nasdaq to seek an exception to the filing requirement, which hearing was held on September 14, 2006. Nasdaq notified the Company, on September 13, 2006, that its failure to timely file its Form 10-Q for the quarter ended July 31, 2006, constituted an additional basis for delisting. On October 11, 2006, Nasdaq notified the Company that the exception had been granted, and that it would continue to list the Company’s shares on the Nasdaq Global Market, provided that the Company (i) provides Nasdaq with an update regarding the results of the review of the operations of its Taiwan sales office (which is now complete), and the review of its stock option practices, on or about October 25, 2006, and (ii) file its Form 10-K for the year ended April 30, 2006, its Form 10-Q for the quarter ended July 31, 2006, and all required restatements on or before January 8, 2007. The Company will provide Nasdaq with the requested update on a timely basis. In the event the Company is unable to comply with the other term of the exception, its securities may be delisted.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Agile Software Corporation on October 26, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2006	AGILE SOFTWARE CORPORATION

	By:	/s/ Carolyn V. Aver
Carolyn V. Aver,
Chief Financial Officer